FOR IMMEDIATE RELEASE

                 FINE AIR EXECUTES DEBT RESTRUCTURING AGREEMENT

         Miami, Florida, June 30, 2000 - Fine Air Services Corp. reported that it had executed a restructuring agreement with the holders of its 9-7/8% Senior Notes due 2008 and is currently in full compliance with the terms of the indenture governing the notes. The Company also announced that it has received a commitment for a $10.2 million finance lease facility to finance the purchase of hushkits for four of its aircraft. The facility currently is being documented and is expected to close during July.

         Barry Fine, Fine Air's President and Chief Executive Officer, commented that "[w]e are pleased to have reached an agreement with our bondholders that allows us to be in full compliance with the terms of our senior debt. This allows us the financial flexibility to expand our scheduled cargo services to serve every major destination in Latin America and the Caribbean."

         Fine Air Services Corp. is a leading provider of air cargo services between the United States and South and Central America and the Caribbean. The Company provides scheduled cargo services through its Miami International Airport hub linking North America, Europe, Asia and the Pacific Rim with 25 South and Central American and Caribbean cities. The Company's customers include international and domestic freight forwarders, integrated carriers, passenger and cargo airlines, major shippers and the United States Postal Service.

                                       Contact:

                                       Barry H. Fine, President
                                       Orlando Machado, Chief Financial Officer
                                       (305) 871-6606